Exhibit 99.2
COMMUNITY HEALTH SYSTEMS, INC. ANNOUNCES
APPROVAL OF AMENDMENTS TO ITS CREDIT AGREEMENT
FRANKLIN, Tenn. (December 13, 2006) — Community Health Systems, Inc. (NYSE:CYH) today announced the approval of amendments to the existing $1.625 billion Credit Facility. The Company’s wholly-owned subsidiary, CHS/Community Health Systems, Inc., is the borrower under the Credit Facility and the Company is a guarantor. The Credit Facility is syndicated with a group of lenders led by J. P. Morgan Securities Inc. and Banc of America Securities LLC, as joint bookrunners and joint lead arrangers, and Wachovia Bank, National Association, as syndication agent,. The amendments add an Incremental Term Loan Facility in the amount of $400 million with a maturity of February 2012, and also refresh the thresholds of the negative covenants and the prepayment requirements under the Credit Facility. The Incremental Term Loan Facility has been funded and the proceeds were used to repay amounts outstanding under the Credit Facility’s revolving credit facility, which may be redrawn to fund general corporate purposes including the acquisition and other capital needs of the Company and its subsidiaries, and the balance will be used for general corporate purposes. The Credit Facility’s accordion feature allowing an additional $400 million in new debt remains in place.
     Located in the Nashville, Tennessee suburb of Franklin, Community Health Systems is a leading operator of general acute care hospitals in non-urban communities throughout the country. Through its subsidiaries, the company currently owns, leases, or operates 77 hospitals in 22 states. Its hospitals offer a broad range of inpatient medical and surgical services, outpatient treatment and skilled nursing care. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol “CYH.”
     Statements contained in this news release regarding credit agreement amendments, their impact on the Company, and other events may include forward-looking statements that involve risks and uncertainties. Actual future events or results may differ materially from these statements. Readers are referred to the documents filed by Community Health Systems, Inc. with the Securities and Exchange Commission, specifically the most recent filings which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including execution of our growth, acquisition, and business strategies. These and other applicable risks are summarized under the caption “risk factors” in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
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Investor Contact:	W. Larry Cash
Executive Vice President
And Chief Financial Officer
(615) 465-7000